Exhibit 10.14

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. REDACTED INFORMATION IS MARKED WITH A [*****]

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (hereinafter this “MOU”) dated as of the 30th day of March, 2023, (“Effective Date”) is entered into and made effective by and between Centrus Energy Corp., a Delaware corporation (hereinafter “Centrus”) and HALEU Energy Fuel Inc. (“HALEU Energy”), a subsidiary of NANO Nuclear Energy Inc. (“NANO Nuclear”), a Nevada corporation. In this MOU, HALEU Energy and Centrus are referred to collectively as the “Parties” and each individually as a “Party”.

I. SCOPE

1.1	The Parties wish to collaborate and explore, on a non-exclusive basis, business opportunities to the benefit of both parties which may or may not lead to the Parties executing one or more definitive agreements, the terms and conditions of which may be negotiated in the future. The areas of collaboration are as follow (Collectively referred to as the “Objective”):

	1.1.1	The parties will explore Centrus providing HALEU to HALEU Energy, as needed, to support HALEU Energy’s research, development, and commercialization efforts, for fuel qualification, for NANO Nuclear’s initial test reactor cores and its commercial variant reactors;

	1.1.2	Explore the compatibility of HALEU Energy’s engineering and technical needs, and Centrus’ technical and manufacturing capabilities to satisfy those engineering and technical needs;

	1.1.3	Explore Centrus providing engineering and/or advanced manufacturing services to HALEU Energy; and

	1.1.4	Explore Centrus providing consulting services to HALEU Energy in the areas of fabrication, deconversion, regulatory and licensing, and transportation.

1.2	Notwithstanding the Parties agreement to work collaboratively toward the Objective, neither Party shall be bound to work exclusively with the other Party on such Objective or any other matter.

II. NON-BINDING FRAMEWORK

2.1	This MOU is intended to provide a non-binding framework for the development of a non-exclusive collaborative relationship to examine the areas in Article I.

2.2	For the avoidance of doubt, except with respect to the obligation of confidentiality in Article III, this MOU is not intended to create or constitute any legally binding obligation, liability, or commitment by either Party, whether express or implied, and no Party shall have any liability to the other Party with respect to any matters set forth or discussed in this MOU, other than with respect to the matters set forth in Article III. No rights or obligations shall arise under this MOU, except with respect to Article III, until one or more definitive agreements (if any) are prepared, authorized, executed, and delivered by and between the Parties.

2.3	Each Party shall bear its own expenses with respect to any work performed, or cost incurred, in respect of the Objective. Further, no Party to this MOU shall have any liability to any other Party to this MOU based upon, arising from, or relating to, the matters set forth or discussed in this MOU, other than with respect to Article III of this MOU or as may arise from written agreements executed by such Party outside the scope of this MOU.

III. CONFIDENTIALITY

The nature of activities to be performed under this MOU may include access to and the exchange of each Party’s proprietary information. The NANO Nuclear and Centrus executed a confidentiality agreement effective, November 15, 2022. The Parties agree that the terms and conditions of the confidentiality agreement shall apply to any proprietary information (hereinafter “Proprietary Information”) exchanged under this MOU even if the confidentiality agreement is terminated or its term expires.

IV. TERM

4.1	This MOU shall become effective as of the Effective Date upon its execution by the authorized representatives of both Parties, and shall remain in force until December 31, 2025. Prior to its expiration, this MOU may be extended by mutual agreement of all the Parties in writing.

4.2	Any Party may terminate this MOU by giving the other Party thirty (30) days prior written notice with or without any cause.

V. GENERAL

5.1	The validity, performance, and all matters relating to interpretation and effect, of this MOU and any amendment hereto shall be governed by the laws of the State of New York except to the extent superseded by federal law; provided, that in the event the Parties’ choice of New York law is deemed ineffective by a court of competent jurisdiction, Delaware law shall apply in place of New York law. Each Party consents to the jurisdiction and venue of the federal and state courts located in the state of Delaware.

5.2	The Parties shall observe and abide by all applicable laws and regulations in any jurisdiction, including without limitation all international arrangements, either multilateral or bilateral, and the U.S. Foreign Corrupt Practices Act, at any step in the performance of this MOU. In no event shall the Parties pursue any activities requiring government notification, approval, or consent until after such notification is given or such approval or consent is obtained.

5.3	No Party nor any of its respective affiliates, nor any of their respective partners, members, shareholders, or other equity owners, and none of their respective employees, officers, directors, representatives, or agents is subject to sanctions under any of the laws or regulations of the United States, including, but not limited to, the regulations of the U.S. Office of Foreign Asset Control (“OFAC”) of the U.S. Department of the Treasury. Further, each Party agrees that it will not engage in any dealings or transactions or be otherwise associated with such sanctioned persons or entities in connection with performance of this MOU. If it becomes subject to such sanctions during the term of this MOU, a Party shall inform the other of this fact.

5.4	Each of the Parties shall at all times adhere to all applicable laws and regulations, including those relating to protection of data, including, without limitation, the export control regulations of the U.S. Department of Energy, the U.S. Department of Commerce, the U.S. Department of State, the U.S. Department of Treasury, and the U.S. Nuclear Regulatory Commission; and regulations governing (i) classified or controlled information, equipment or areas; and (ii) controlled unclassified information (“CUI”), such as “Unclassified Controlled Nuclear Information” (“UCNI”). This obligation applies not only to limit disclosures to third parties, but also to limit disclosures to any employee, office, director, agent, contractor, or representative who is not a U.S. citizen and who is not permitted to receive Export Controlled Information (as defined below) without prior U.S. government approval.

	5.4.1	Any Party that discloses Export Controlled Information (as defined below) orally or visually shall identify it as Export Controlled Information at the time of disclosure, including in the case of Export Controlled Information in written or other tangible form, by marking such Export Controlled Information with “Export Controlled Information” or such other markings as required or permitted by regulations or written guidance from the U.S. government.

	5.4.2	Markings inadvertently omitted from Export Controlled Information when disclosed to a person or entity shall be applied by the receiving person or entity promptly and/or as directed by Disclosing Party. The Export Controlled Information shall be protected from release to unauthorized persons or entities, upon notification that markings have been omitted, and controlled as Export Controlled Information. Such Export Controlled Information shall thereafter continue to be treated as ECI under the terms of this MOU. Tangible matter and/or materials such as drawings, contracts, reports, programs, documents that do not contain Export Controlled Information shall be marked “Information Contained Within DOES NOT CONTAIN Export Controlled Information” and/or in accordance with regulations or written guidance.

	5.4.3	“Export Controlled Information” or “ECI” means all unclassified tangible or intangible information, material and/or documents (including purchase orders, drawings, specifications, parts and other data) whether in oral, written, electronic or hardcopy form, whose export from the United States or disclosure to Foreign Persons (as defined below), (including disclosure in the United States to Foreign Persons), is subject to control under the laws and regulations referred to in the first paragraph of this Section 5.4.

	5.4.4	Each party acknowledges that tangible or intangible (including electronic and verbal) information, materials and/or documents, furnished or disclosed by, or for, a Party, may include ECI. The determination or identification of whether information, materials or documents are, or contain, ECI shall be performed, and documented, by an official that is qualified and authorized by the disclosing Party to make such a determination and identification. In the absence of a determination that information, materials or documents are not, or do not contain ECI, they should be presumed by the receiving Party to be ECI. For purposes of this clause, CUI shall be treated as ECI.

	5.4.5	In no event shall classified information (information to which access is limited by the U.S. government to those U.S. citizens who possess official clearances from the U.S. government) be disclosed under this Agreement.

5.5	This MOU does not in any way (i) create any purchase/sale obligation or other business relationship, including but not limited to, a partnership, trust, or any agency relationship; (ii) require either Party to share non-public information, or provide assistance, on matters related to uranium enrichment or other nuclear technology; or (iii) create an obligation for either Party to negotiate or execute any definitive agreements on the matters in this MOU. Any transaction among the Parties regarding the matters in Articles I shall be subject to negotiation and execution of definitive agreements, none of which have been agreed as of the date on which the Parties are executing this MOU.

5.6	Neither Party shall be liable to the other Party, for any incidental, consequential, special, exemplary, penal, indirect, or punitive damages of any nature arising out of or relating to the performance or breach of this MOU. Notwithstanding the foregoing, nothing in this Section 5.6 shall limit the liability of a Party violating its confidentiality obligations under Article III for the costs incurred by the other Party in enforcing such obligations.

5.7	All notices to be given to either Party hereunder shall be sent to the following addresses:
If to HALEU Energy:

HALEU Energy Incorporated Address: 1411 Broadway 38th FL New York 10018
ATTN: James Walker - Chief Executive Officer
Phone: [*****]
Email: [*****]
If to the Centrus Parties:
Centrus Energy Corp.
Address: [*****]
ATTN: General Counsel [*****]

Any notice, request, demand, claim, or other communication related to this MOU (each a “Notice”) must be in writing. Notices shall be delivered by hand, registered mail (return request requested), overnight courier or electronic mail. Notices shall be effective upon actual receipt thereof. The Party to whom Notice is to be given may change the address for the giving of Notices set forth above by delivering advance Notice of such change to the other Party.

5.8	Except with respect to Article III and this Article V, this MOU is a non- binding document that defines the basic conditions of interaction and expression of intentions between the Parties, and does not impose any financial and legal obligations on the Parties.

5.9	This MOU may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving

5.10	No Party hereto Party may assign this MOU without the other Party’s prior written consent, which consent shall not be unreasonably withheld.
5.11	This MOU sets forth the complete and exclusive agreement of the Parties regarding the subject matter contained herein and supersedes all prior agreements, understandings, and communications, oral or written, between the Parties regarding the subject matter of this MOU.

VI. PUBLICITY AND COMMUNICATIONS

The Parties may issue a press release relating to this MOU following the execution of this MOU. Any press release or other announcement in connection with this MOU, the activities described herein or any resulting cooperative agreement shall not be released by either Party without the prior written consent of the other Party.

VII. INTELLECTUAL PROPERTY

7.1	This MOU does not grant a Party any rights to use the other Party’s Intellectual Property. Each Party acknowledges and agrees that it shall not use the name, logo, trademark, or any other identifying mark, or the names of any staff member of other Parties in any advertising or publicity material without obtaining the prior written approval of the applicable Party.

7.2	This MOU does not effect any change or alteration in ownership and rights of the Parties respecting Intellectual Property. Any matters that relate to the rights of the Parties in Intellectual Property will be identified and addressed in a separate definitive agreement executed as between the Parties.

For purposes of this Section, “Intellectual Property” includes any technology, invention, design, formula, schematics, method, development, computer software (including source code, algorithms and all related documentation), process, know-how, pattern, machine, device; samples, models, prototypes, manufacture, composition of material, compilation of information, results, data, database, or any improvement and derivatives thereof, and including all related intellectual property rights such as patents, industrial designs, copyrights, trade secrets, trade-marks and other proprietary rights, including the right to seek registration or engage in any and all other proceedings that may be necessary or useful in order to grant, recognize or exercise such rights.

This MOU may be executed in two (2) counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been executed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. A signed copy of this MOU delivered by electronic mail shall be deemed to have the same legal effect as delivery of an original signed copy of this MOU.

IN WITNESS WHEREOF, the Parties have executed this MOU by duly authorized representatives of the Parties.

Centrus Energy Group		HALEU Energy Fuel Inc

	/s/ Larry B. Cutlip		/s/ James Walker
Name:	Larry B. Cutlip	Name:	James Walker
Title :	SVP, Field Operations	Title :	CEO and Director